Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Non-GAAP Operating Loss Improves by 64% to $41.6 Million in First Nine Months of 2009

Compared to Same Period in 2008

San Diego, CA — October 20, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended September 30, 2009.  The Company reported total revenue of $211.2 million for the third quarter, including net product sales of $192.9 million.  Non-GAAP operating income was $0.6 million for the quarter ended September 30, 2009 compared to non-GAAP operating loss of $32.7 million for the same period in 2008.  Net loss for the quarter ended September 30, 2009 was $26.7 million, or $0.19 per share compared to $79.0 million, or $0.58 per share for the same period in 2008.  Net loss for the quarter ended September 30, 2008 included a loss on impairment of investments of $14.9 million, or $0.11 per share.  At September 30, 2009 the Company held cash, cash equivalents and short-term investments of $619.7 million.

“We continue to make substantial progress toward our goal of becoming operating cash flow positive on a sustainable basis by the end of 2010, and have generated positive cash flow in the third quarter,” said Mark G. Foletta, senior vice president of finance and chief financial officer at Amylin Pharmaceuticals. “Over the next few quarters we will make incremental investments to successfully launch exenatide once weekly which will lead to variability in our operating results, but we expect to achieve sustainable positive operating cash flow by the end of next year.”

Quarter Ended September 30, 2009

Net product sales of $192.9 million for the quarter ended September 30, 2009 include $171.1 million for BYETTA® (exenatide) injection and $21.8 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $201.4 million consisting of $179.9 million for BYETTA and $21.5 million for SYMLIN for the same period in 2008.  Revenues under collaborative agreements were $18.3 million for the quarter ended September 30, 2009 compared to $17.0 million for the same period in 2008.  The increase reflects higher cost-sharing payments from Lilly for development expenses for BYETTA and exenatide once weekly.

Selling, general and administrative expenses decreased to $80.1 million for the quarter ended September 30, 2009, compared to $99.7 million for the same period in 2008.  The decrease primarily reflects lower sales force and business infrastructure expenses driven by the Company’s reduced cost structure.

Research and development expenses decreased to $52.6 million for the quarter ended September 30, 2009, compared to $73.5 million for the same period in 2008.  The decrease primarily reflects decreased development expenses for exenatide once weekly and the Company’s obesity development programs following recently completed clinical trials and efficiencies driven by the Company’s reduced cost structure.  Non-GAAP research and development expenses net of cost-sharing payments decreased to $35.3 million for the quarter ended September 30, 2009 compared to $57.5 million for the same period in 2008.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $78.3 million for the quarter ended September 30, 2009, compared to $80.6 million for the same period in 2008.

The Company’s results for the quarter ended September 30, 2008 included a loss on impairment of investments of $14.9 million primarily related to recognized losses on the Company’s equity investments in privately held entities and a corporate debt security in the Company’s investment portfolio.  There was no comparable expense for the quarter ended September 30, 2009.

Non-GAAP operating income was $0.6 million for the quarter ended September 30, 2009 compared to a non-GAAP operating loss of $32.7 million for the same period in 2008. GAAP operating loss was $22.4 million for the quarter ended September 30, 2009 compared to $58.7 million for the same period in 2008. Net loss for the quarter ended September 30, 2009 was $26.7 million, or $0.19 per share, compared to $79.0 million, or $0.58 per share, for the same period in 2008.

“The third quarter was one of strong operational and financial results and positions us well for long-term growth,” said Daniel M. Bradbury, president and chief executive officer at Amylin Pharmaceuticals. “We continue to execute on our growth strategy by making progress against our long-term commercial plans, maximizing the potential of our clinical programs and advancing our pipeline.”

Third Quarter Highlights

Highlights of Amylin’s third quarter and recent activities include:

Corporate

•                  Improved non-GAAP operating loss by 64% in the first nine months of 2009 compared to the same period in 2008

•                  Entered a Global Development and Commercialization Agreement with Biocon Limited for a novel peptide hybrid

•                  Announced Paulo F. Costa as Amylin’s Chairman of the Board

Exenatide

•                  Received the Day 74 letter from the U.S. Food and Drug Administration (FDA) and submitted the 120 day safety update for exenatide once weekly

•                  Presented data from more than 20 studies, with partner Eli Lilly and Company, at the Annual Meeting of the European Association for the Study of Diabetes (EASD).  Data presented were the latest research findings on BYETTA and exenatide once weekly.

Nine Months Ended September 30, 2009

Total revenues for the nine months ended September 30, 2009 were $614.3 million.  This includes net product sales of $569.7 million, including $503.9 million for BYETTA and $65.8 million for SYMLIN.  This compares to net product sales of $580.4 million, consisting of $515.9 million for BYETTA and $64.5 million for SYMLIN for the same period in 2008.  Revenues under collaborative agreements were $44.6 million for the nine months ended September 30, 2009, compared to $57.2 million for the same period in 2008.  The decrease reflects lower cost-sharing payments from Lilly for development expenses for BYETTA and exenatide once weekly.

Selling, general and administrative expenses decreased to $259.7 million for the nine months ended September 30, 2009, from $309.0 million for the same period in 2008.  The decrease primarily reflects lower sales force and business infrastructure expenses driven by the Company’s reduced cost structure.

Research and development expenses decreased to $176.3 million for the nine months ended September 30, 2009, from $226.1 million for the same period in 2008.  The decrease primarily reflects decreased development expenses for exenatide once weekly and the Company’s obesity programs following recently completed clinical trials and efficiencies driven by the Company’s reduced cost structure.  Research and development expenses for the nine months ended September 30, 2008 included an $8.0 million license payment for drug delivery technology. Non-GAAP research and development expenses net of cost-sharing payments decreased to $134.9 million for the quarter ended September 30, 2009 compared to $172.1 million for the same period in 2008.

Collaborative profit sharing was $227.5 million for the nine months ended September 30, 2009, compared to $229.4 million for the same period in 2008.

Non-GAAP operating loss was $41.7 million for the nine months ended September 30, 2009, a 64% improvement over the $117.0 million loss for the same period in 2008.  Net loss was $136.0 million, or $0.97 per share for the nine months ended September 30, 2009, compared to $216.7 million, or $1.58 per share, for the same period in 2008.  Net loss for the nine months ended September 30, 2008 included a loss on impairment of investments of $14.9 million, or $0.11 per share.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its quarterly financial results, and information regarding assumptions for the remainder of 2009 operations.

The call will be webcast live through the “Investors” section of Amylin’s corporate Web site at www.amylin.com. A slide presentation accompanying the conference call will also be available through the “Investors” section of Amylin’s corporate Web site. To access the webcast and slide presentation, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (866) 730-5763 (U.S./Canada) or (857) 350-1587 (international), conference access code 44746855. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international), conference access code 78094555.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating income (loss) excluding non-cash items and one-time items, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating sustainable positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. Amylin also reports non-GAAP research and development expenses net of cost-sharing payments, which is a non-GAAP financial measure. The Company believes that investors’ understanding of Amylin’s net investment in research and development activities is enhanced by this disclosure. In addition, the Company refers to these non-GAAP financial measures with its analysis of the Company’s financial performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the exenatide once weekly NDA, or sNDAs for label expansion requests may not be submitted timely or receive FDA approval; risks that our expense reductions will not be as large as we expect; risks that the restructured operations for exenatide or our sales force will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Net product sales	$192,887	$201,364	$569,716	$580,420
Revenues under collaborative agreements	18,348	16,998	44,565	57,198
Total revenues	211,235	218,362	614,281	637,618

Costs and expenses:
Cost of goods sold	22,624	23,395	65,549	70,101
Selling, general and administrative	80,088	99,676	259,696	309,007
Research and development	52,660	73,466	176,280	226,073
Collaborative profit sharing	78,265	80,567	227,481	229,418
Restructuring	—	—	11,376	—
Total costs and expenses	233,637	277,104	740,382	834,599

Operating loss	(22,402)	(58,742)	(126,101)	(196,981)

Interest and other income, net	(4,257)	(5,338)	(8,507)	(4,789)
Loss on impairment of investments	—	(14,943)	(1,377)	(14,943)

Net loss	$(26,659)	$(79,023)	$(135,985)	$(216,713)

Net loss per share - basic and diluted	$(0.19)	$(0.58)	$(0.97)	$(1.58)

Shares used in computing net loss per share - basic and diluted	141,308	137,389	140,350	136,799

A reconciliation of reported GAAP operating loss to non-GAAP operating income (loss) excluding non-cash items and one-time items is provided in the table that follows (in thousands, unaudited):

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
GAAP operating loss	$(22,402)	$(58,742)	$(126,101)	$(196,981)

Stock-based compensation	10,900	14,009	33,947	43,011
Other non-cash compensation	4,392	5,531	15,719	18,847
Depreciation and amortization	8,733	7,594	26,587	21,333
Amortization of deferred revenue	(1,033)	(1,071)	(3,176)	(3,214)
Restructuring	—	—	11,376	—

Non-GAAP operating income (loss)	$590	$(32,679)	$(41,648)	$(117,004)

A reconciliation of reported GAAP research and development expenses to non-GAAP research and development expenses, net of cost-sharing payments, is provided in the table that follows (in thousands, unaudited):

	Quarter ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP research and development expenses	$52,660	$73,466	$176,280	$226,073
Cost-sharing payments	(17,314)	(15,927)	(41,388)	(53,983)

Non-GAAP research and development expenses, net of cost-sharing payments	$35,346	$57,539	$134,892	$172,090

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$619,696	$816,838
Accounts receivable, net	77,049	62,369
Inventories, net	103,831	115,823
Other current assets	71,283	41,038
Property and equipment, net	751,609	655,444
Other assets	39,230	35,541
Total assets	$1,662,698	$1,727,053

Liabilities and stockholders’ equity
Current liabilities	277,169	313,778
Other liabilities, net of current portion	214,706	179,227
Long-term debt	708,192	714,771
Stockholders’ equity	462,631	519,277
Total liabilities and stockholders’ equity	$1,662,698	$1,727,053

###

CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Executive Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com